Exhibit 10.1
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     Second Amendment, dated as of March 1, 2006 (the “Second Amendment”) to the Employment Agreement dated September 29, 1998 between VSI Acquisition II Corporation (currently known as Centerplate, Inc.) and Janet L. Steinmayer (the “Agreement”).
1.	Capitalized terms used herein and not defined have the meanings set forth in the Agreement.
2.	Section 2(a) of the Agreement shall be amended to reflect that the Executive shall serve as President and Chief Executive Officer, reporting to the Board of Directors, and as a director of the Company and shall have such functions, duties, authority and responsibilities at the Company as are consistent with those positions with the Company. The second to last sentence of Section 2(a), which indicated that the Executive would only be required to work two to three days per week, shall be deleted.
3.	The first sentence of Section 3(a) of the Agreement shall be deleted and replaced with a sentence to read as follows: “During the Term, the Company shall pay the Executive an annual base salary of $650,000.”
4.	Section 3(b) of the Agreement shall be amended to reflect that the Executive shall participate in the annual bonus plan of the Company with a target bonus of 50% of annual base salary.
5.	Section 4(d) (ii) of the Agreement shall be amended to refer to her position, responsibilities or duties as President and Chief Executive Officer and as a director of the Company.
6.	Section 5(b) (ii) shall be deleted and replaced with the following: “an amount equal to two times (2X) the Executive’s annual base salary then in effect, paid in twelve equal monthly installments.”
7.	Section 5(c) (a) of the Agreement shall be deleted and replaced with the following: “payments pursuant to Section 3(a) of compensation through the date of termination plus a payment equal to two times (2X) the Executive’s annual base salary then in effect.”
8.	The name of the Company in the introductory paragraph shall be amended to reflect the change of the Company’s name to Centerplate, Inc. and the notice address in Section 7(a) shall be changed to read:
Centerplate, Inc.
300 First Stamford Place
Stamford, CT 06902
Attention: Chairman

9.	The terms of this Second Amendment to Employment Agreement shall supersede the Amendment to Employment Agreement dated September 7, 2005, which shall be of no further force and effect. Except as specifically amended herein, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have executed and delivered this Second Amendment as of the date first written above.

CENTERPLATE, INC.
By:	/s/ David M. Williams
David M. Williams
Chairman

/s/ Janet L. Steinmayer
Janet L. Steinmayer